Exhibit 99.1
The Men’s Wearhouse, Inc.
For Immediate Release
News Release
MEN’S WEARHOUSE DECLARES QUARTERLY CASH DIVIDEND
HOUSTON – January 28, 2009 — Men’s Wearhouse (NYSE: MW) announced that its Board of Directors declared a quarterly cash dividend of $0.07 per share on the Company’s common stock, payable on March 27, 2009 to shareholders of record at the close of business on March 17, 2009.
Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,297 stores. The Men’s Wearhouse, Moores and K&G stores carry a full selection of designer, brand name and private label suits, sport coats, furnishings and accessories and the MW Tux stores carry a limited selection. Tuxedo rentals are available in the Men’s Wearhouse, Moores and MW Tux stores.
For additional information on Men’s Wearhouse, please visit the company’s website at www.tmw.com.
CONTACT: Neill Davis, EVP & CFO, Men’s Wearhouse (281) 776-7000
Ken Dennard, DRG&E (713) 529-6600
# # #